Press Release

FOR IMMEDIATE RELEASE

American Mold Guard Reports Third Quarter 2007 Results, Multi-Family Revenue Continues to Grow

SAN JUAN CAPISTRANO, Calif., October 31, 2007 (PRIME NEWSWIRE) - American Mold Guard, Inc. (NASDAQCM: AMGI - News), an industry leader in the field of antimicrobial surface treatment services, today announced financial results for its third quarter ended September 30, 2007.

Third Quarter Results

The Company reported third quarter 2007 revenue of $1.76 million, a decrease of 21 percent from $2.24 million for the third quarter of 2006. Revenue in the third quarter continued to reflect the dynamic change in the Company's business. New construction revenue was up 5 percent versus the third quarter of 2006; driven by a 156 percent increase in the multi-family segment. Multi-family now comprises 66 percent of the Company's overall revenue. Single-family new construction services were down 54 percent and Gulf Region restoration services were down 90 percent. Revenue in the third quarter of 2007 declined 6 percent from the second quarter of 2007 principally driven by continued declines in Gulf Region restoration services.

Gross margin for the third quarter of 2007 improved by almost nine points to 52.2 percent or $.92 million, as compared to 43.4 percent or $.97 million for the third quarter of 2006. The gross margin percentage increase was realized through higher average pricing, improved crew productivity, optimized material usage, reduced material cost and reduced equipment rental costs.

During the quarter the Company closed its Gulf Region restoration operation in an effort to lower operating costs and improve cash management. The Company also announced in July that it had entered into an agreement for funding of up to $4.0 million through the issuance of a secured convertible term note in aggregate principal amount of $2.0 million and a revolving credit facility in aggregate principal amount of up to $2.0 million. The cash usage for the third quarter of 2007 was reduced to $0.9 million as compared to $1.3 million in the second quarter of 2007.

During the quarter, the Company continued development of its planned surface infection control business, including the initiation of clinical trials at the University of Maryland and Rush Medical Centers. The clinical trials relate to the efficacy of the Company's surface infection control business in an actual hospital environment.

The Company reported a net loss for the third quarter of 2007 of $1.5 million, or $.32 per share, as compared to a net loss of $1.37 million, or $.30 per share, for the third quarter of 2006. Lower third quarter 2007 revenue was offset by higher gross margin percentages, lower selling, general and administrative expenses and interest expense associated with the $4.0 million debt funding agreement. A charge of approximately $150 thousand related to the closure of the Gulf Region restoration operation and the previously announced resignation of the Company's former CEO is included in the third quarter selling, general and administrative expense. Excluding this charge, the Company's net loss would have been $.29 per share.

"Multi-family mold prevention sales continued to be a bright spot for the Company, representing 66 percent of our total quarterly revenue and a 156 percent increase from a year ago," said Mark Davidson, Chief Executive Officer. "The Company's margin improvements and expense management efforts continued to drive a reduction in our cash burn, lowering it approximately fifty percent as compared to the first quarter of 2007. We have also taken action to significantly reduce our SG&A cost structure in an effort to enhance our sales capability and lower the Company's breakeven point," concluded Mr. Davidson.

Conference Call and Webcast

American Mold Guard will discuss its third quarter 2007 results, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 866-510-0676 or by International Dial at 617-597-5361 using the participant passcode 46278506.

You can also access the conference call via a live webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=196351&s=wm&e=1664286. Prior to the call, the Company intends to post on its website a copy of the Company's current report on Form 8-K dated October 31, 2007 disclosing the matters addressed in this press release, including the Company's operating results for the quarter ended September 30, 2007. The Company's web site address is www.amgicorp.com and its current report on Form 8-K can be accessed under the heading "Investor Relations / Press Releases".

About American Mold Guard and AMG Scientific, LLC

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is the industry leader in the field of antimicrobial surface treatment services. Its mold prevention services are primarily focused on the residential real estate construction industry in California, Florida, Georgia, Illinois, Louisiana, Massachusetts, Mississippi, Texas and Washington with active expansion throughout the United States. Its mold prevention customers include many of the largest national and regional home builders. AMG Scientific, LLC is a wholly owned subsidiary of AMGI. Established in October 2006, AMG Scientific, LLC is focused on providing long-term antimicrobial infection control services to health care facilities and large institutions in an effort to provide an additional intervention safety net in the fight against hospital-acquired infections. Visit: www.amgicorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, the ability to fully develop the Company's surface infection control services, future broad market acceptance of mold and hospital acquired infection prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying the Company's services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the Company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the Company's customers, changes in the anticipated size or trends of the markets in which the Company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the Company may compete. For further details and a discussion of these and other risks and uncertainties, see the Company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-QSB and the annual report on Form 10-KSB, furnished to and filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Further Information:

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED (UNAUDITED) STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007

Revenue	$ 2,240,985	$ 1,758,302	$ 7,594,607	$ 5,736,900
Cost of revenue
Direct costs	1,202,630	781,245	4,215,926	2,662,964
Depreciation expense	66,050	60,073	137,664	191,191
Total cost of revenue	1,268,680	841,318	4,353,590	2,854,155

Gross margin	972,305	916,984	3,241,017	2,882,745

Selling, general and administrative expenses	2,445,107	2,292,921	6,747,675	6,908,275
Loss from operations	(1,472,802)	(1,375,937)	(3,506,658)	(4,025,530)

Interest income\(expense)	102,350	(122,754)	(2,539,700)	(66,194)
Loss before income tax provision	(1,370,452)	(1,498,691)	(6,046,358)	(4,091,724)

Provision for income taxes	2,658	3,534	7,491	9,531
Net loss	(1,373,110)	(1,502,225)	(6,053,849)	(4,101,255)

Basic and diluted net loss per share	$ (0.30)	$ (0.32)	$ (2.32)	$ (0.89)

Weighted average number of Common shares outstanding-
basic and diluted	4,584,187	4,645,862	2,610,407	4,632,279

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006	September 30, 2007
		(Unaudited)

ASSETS

Current Assets:
Cash & cash equivalents	$ 4,554,890	$ 2,286,798
Accounts receivable, less allowance for doubtful accounts	1,222,339	1,341,511
Inventories	125,347	67,759
Prepaid expenses and deposits	409,027	292,061
Other current assets	27,399	120,408
Total Current Assets	6,339,002	4,108,537

Restricted cash	752,653	75,720
Property and equipment, net	875,319	633,219
Intangible assets, net	2,368	236,114

Total Assets	$ 7,969,342	$ 5,053,590

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable and accrued liabilities	$ 1,150,286	$ 1,036,745
Lease line of credit, current portion	146,326	-
Accrued payroll and related expenses	661,346	267,269
Short term notes payable, current portion	1,581	288,022
Accrued interest payable	-	16,722
Total Current Liabilities	1,959,539	1,608,758

Long-Term Liabilities
Lease line of credit, net of current portion	460,767	-
Long-term notes payable, net of current portion	-	572,882

Total Liabilities	2,420,306	2,181,640

Stockholders' Equity (Deficiency)
Common stock	16,606,734	16,561,048
Additional paid-in capital	6,920,413	8,390,269
Accumulated deficiency	(17,978,111)	(22,079,367)
Total Stockholders' Equity (Deficiency)	5,549,036	2,871,950

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$ 7,969,342	$ 5,053,590